Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2011, except for Note 15, as to which the date is May 3, 2011, and Note 4, as to which the date is June 7, 2011, in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Florida East Coast Holdings Corp. for the registration of $130 million aggregate principal 10 1/2/ 11 1/4% Senior Payment in Kind Toggle Notes due 2017.

/s/ Ernst & Young LLP

Jacksonville, FL

July 29, 2011